EXHIBIT 5.02

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
March 3, 2005	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
Allied Waste Industries, Inc.	Milan	Singapore
15880 N. Greenway-Hayden Loo	Moscow	Tokyo
Suite 100		Washington, D.C.
Scottsdale, Arizona 85260	File No. 024896-0033

Re:	Allied Waste Industries, Inc. – 2,000,000 Shares of Series D Senior Mandatory Convertible Preferred Stock

Ladies and Gentlemen:

     We have acted as special counsel to Allied Waste Industries, Inc., a Delaware corporation (the "Company”), in connection with the proposed sale and issuance by the Company of 2,000,000 shares (the “Shares”) of Series D senior mandatory convertible preferred stock of the Company, par value $0.10 per share (the “Preferred Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2004 (File No. 333-115329), (the “Registration Statement”), a Prospectus contained therein, dated May 10, 2004, as supplemented by a prospectus supplement, dated March 3, 2005, filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”) and an underwriting agreement, dated March 3, 2005, between the Company and the underwriters party thereto (the “Underwriting Agreement”).

     In our capacity as your special counsel in connection with the sale of the Shares, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, among other things, the following:

(a)	The Underwriting Agreement, the Registration Statement, the Prospectus and the reports filed by the Company with the Commission and incorporated in the Prospectus by reference (the “Incorporated Documents”); and

(b)	The Restated Certificate of Incorporation, as amended, and Bylaws of the Company (the “Governing Documents”);

March3, 2005

(c)	the form of Certificate of Designations of Series D Senior Mandatory Convertible Preferred Stock of Allied Waste Industries, Inc. (the “Certificate of Designation”).

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable and free of preemptive rights arising from the Governing Documents

     We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on March 3, 2005, and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Latham & Watkins LLP